Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130832) of Cal-Maine Foods, Inc. pertaining to the Cal-Maine Foods, Inc. 2005 Incentive Stock Option Plan and to the Cal-Maine Foods, Inc. Stock Appreciation Rights Plan, the Registration Statement (Form S-8 No. 333-180470) pertaining to the Cal-Maine Foods, Inc. KSOP Plan, and the Registration Statement (Form S-8 No. 333-184310) pertaining to the Cal-Maine Foods, Inc. 2012 Omnibus Long-Term Incentive Plan, with respect to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Cal-Maine Foods, Inc. and Subsidiaries of our report dated August 5, 2013 included in the Annual Report (Form 10-K) for the three years ended June 1, 2013.

/S/ FROST, PLLC

Little Rock, Arkansas

August 5, 2013